                                            FILED PURSUANT TO RULE NO. 424(b)(5)
                                            REGISTRATION NO. 333-76375


Prospectus Supplement
April 19, 2000
(To prospectus dated April 19, 2000)

                                  $240,000,000

                                 [ONEOK LOGO]
                                  ONEOK, INC.

                     Floating Rate Notes Due April 24, 2002

The Company:                              . Delivery: We expect that delivery
                                            of the notes will be made to
 . We engage in several aspects of           investors on or about April 24,
  the energy business. We purchase,         2000. The notes will be issued
  gather, compress, transport, store        only in book-entry form through
  and distribute natural gas; lease         the facilities of the DTC.
  pipeline capacity to others; drill
  for and produce oil and gas; and
  sell natural gas liquids. We also       The Notes:
  engage in gas marketing and, to a
  limited extent, wholesale               . Maturity: April 24, 2002.
  marketing of electricity. As a
  regulated natural gas utility, we       . Interest: The per annum rate of
  distribute natural gas to                 interest for the notes will equal
  approximately 1.4 million                 three-month LIBOR, reset
  customers in the states of                quarterly, plus 65 basis points
  Oklahoma and Kansas.                      (.65%).

 . In April 2000, we acquired certain      . Interest Payments: Quarterly in
  gathering and processing assets,          cash in arrears on each
  marketing and trading operations          January 24, April 24, July 24 and
  and storage and transmission              October 24, commencing on July 24,
  pipelines from Kinder Morgan, Inc.        2000, and at maturity.
  for approximately $109 million,
  subject to an adjustment for            . Redemption: The notes will not be
  working capital of approximately          redeemable prior to maturity.
  $53 million.
                                          . Ranking: The notes rank equally
 . In March 2000, we acquired certain        with all of our other unsecured
  processing plants and gas                 and unsubordinated indebtedness.
  gathering and transmission
  pipelines from Dynegy Inc. for
  approximately $308 million.             Proposed Trading Format:

 . In January 2000, we elected to          . The notes will not be listed on
  terminate our proposed merger with        any securities exchange or
  Southwest Gas Corporation. We are         included in any automated
  parties to a number of pending            quotation system.
  lawsuits relating to the
  previously proposed merger.


The Offering:

 . We intend to use the net proceeds
  from the offering to repay
  outstanding indebtedness.

                                           Price to   Discounts and Proceeds to
                                            Public     Commissions     ONEOK
                                         ------------ ------------- ------------
Per Floating Rate Note..................    100.0%        0.3%         99.7%
Total................................... $240,000,000   $720,000    $239,280,000

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC

                  Banc One Capital Markets, Inc.

                                     Chase Securities Inc.

                                                       Salomon Smith Barney Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About ONEOK................................................................  S-3
Cautionary Statement Concerning Forward-looking Statements.................  S-4
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Ratio of Earnings to Fixed Charges.........................................  S-5
Description of Notes.......................................................  S-6
Underwriting............................................................... S-10
Experts.................................................................... S-11
Legal Matters.............................................................. S-11

                                   Prospectus

About this Prospectus......................................................    2
Where You Can Find More Information........................................    2
Forward-looking Information................................................    3
About ONEOK................................................................    4
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    5
Description of Debt Securities.............................................    5
Plan of Distribution.......................................................   13
Legal Matters..............................................................   14
Experts....................................................................   14

   We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of, and you must read it in addition to, the attached prospectus dated April 19, 2000. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only.

   The distribution of this prospectus supplement and the attached prospectus, and the offering of the notes, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

                                  ABOUT ONEOK

General

   ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, compress, transport and store natural gas for distribution to consumers. We transport gas for others and lease pipeline capacity to others for use in transporting gas. We drill for and produce gas and oil, and extract and sell natural gas liquids. We also engage in the natural gas marketing business and, to a limited extent, wholesale marketing of electricity. As a regulated natural gas utility, we distribute natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

Recent Developments

   Acquisition of Assets and Operations from Kinder Morgan. On April 5, 2000, we consummated the acquisition of gathering and processing assets located in Oklahoma, Kansas and West Texas from Kinder Morgan, Inc. We also acquired Kinder Morgan's marketing and trading operations, as well as some storage and transmission pipelines in the mid-continent region. We paid approximately $109 million for these assets subject to an adjustment for working capital of approximately $53 million. We also assumed liabilities related to an operating lease for a processing plant for which we anticipate we will establish a liability for uneconomic lease obligation terms and some firm capacity lease obligations to third parties for which we anticipate we will establish a liability for out-of-market terms of those obligations. The acquired assets and operations include over 12,000 miles of gas gathering and transmission pipeline systems, six gas processing plants with capacity of 1.3 billion cubic feet per day and 10.5 billion cubic feet of natural gas storage capacity.

   Acquisition of Assets from Dynegy. On March 22, 2000, we consummated the acquisition of eight gas processing plants, interests in two other gas processing plants and approximately 7,000 miles of gas gathering and transmission pipeline systems in Oklahoma, Kansas and Texas from Dynegy Inc. We paid approximately $308 million for these assets. The current throughput of the assets is approximately 240 million cubic feet per day with an approximate capacity of 375 million cubic feet per day. Production of natural gas liquids from the assets averages 25,000 barrels per day.

   Southwest Gas Transaction. In April 1999, we announced an agreement to acquire Southwest Gas Corporation by merger for cash consideration of approximately $917 million, plus the assumption of approximately $900 million of related indebtedness. On January 18, 2000, we were notified by Southwest Gas that it believed we had breached the merger agreement. Southwest Gas demanded that the alleged breach be cured. On January 20, 2000, our board of directors voted to terminate the merger agreement. On January 21, 2000, we advised Southwest Gas that we did not believe we were in breach of the merger agreement and that we had exercised our right to terminate the merger agreement. On the same date, we filed a complaint in the U.S. District Court in Tulsa, Oklahoma seeking a declaratory judgment that we had properly terminated the merger agreement. On January 24, 2000, in response to our termination of the merger agreement, Southwest Gas filed a complaint against ONEOK and Southern Union Company in the U.S. District Court in Phoenix, Arizona. Southern Union, which had attempted to acquire Southwest Gas, is a party or intervenor in various actions and previously pending regulatory proceedings relating to our previously proposed merger with Southwest Gas. These actions and proceedings are described in detail in the documents incorporated by reference in this prospectus, as are two shareholder derivative class actions also related to the previously proposed merger that were filed in the District Court of Tulsa County, Oklahoma on February 3, 2000 against our board of directors. See "Where You Can Find More Information" in the accompanying prospectus.

   We have denied any liability or breach with regard to the merger agreement and the various actions and proceedings referred to above and in the documents incorporated by reference in this prospectus. Nevertheless, we expect that these actions and proceedings will continue for the foreseeable future. These actions and proceedings are at a preliminary stage and, thus, it is not possible to predict their outcome. If the complainants in any of the actions or proceedings were to be successful in their claims against us and if substantial damages were to be awarded, our financial condition, cash flow and results of operations could be materially affected. We intend to continue to vigorously defend these claims.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, the timing of the consummation of the proposed merger and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

   Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," "projection" or "goal."

   You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

  . the effects of weather and other natural phenomena on sales and prices;

  . increased competition from other energy suppliers as well as alternative forms of energy;

  . the capital intensive nature of our business;

  . further deregulation, or "unbundling," of the natural gas business;

  . competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or "unbundling," of the natural gas business;

  . the profitability of assets or businesses acquired by us;

  . risks of hedging and marketing activities as a result of changes in energy prices;

  . economic climate and growth in the geographic areas in which we do business;

  . the uncertainty of gas and oil reserve estimates;

  . the timing and extent of changes in commodity prices for natural gas, electricity, crude oil and liquified petroleum gas;

  . the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

  . the results of litigation relating to our previously proposed acquisition of Southwest Gas Corporation or to the termination of our merger agreement with Southwest Gas; and

  . the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

   Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking statements.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of the notes offered by us, after deducting estimated offering expenses of approximately $250.0 thousand and underwriting discounts and commissions payable by us, of approximately $239.3 million. We intend to use all of the net proceeds from the sale of the notes to refinance short-term indebtedness incurred in March and April 2000 to fund the Dynegy and Kinder Morgan acquisitions. The weighted average annual interest rate of this short-term indebtedness is 6.11%.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of February 29, 2000, our pro forma capitalization giving effect to the issuance on March 1, 2000 of $350.0 million principal amount of our 7.75% Notes due 2005, the proceeds of which were applied to refinance short-term notes payable, and our pro forma capitalization as adjusted to reflect the issuance of the notes. The following data is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

                                           As of February 29, 2000
                                 ----------------------------------------------
                                                                   Pro Forma
                                     Actual        Pro Forma      As Adjusted
                                 --------------  --------------  --------------
                                            (dollars in millions)
Notes..........................  $    --    -- % $    --    -- % $  240.0   9.5%
7.75% Notes due 2005...........       --    --      349.4  15.3     349.4  13.8
Other long-term debt (excluding
 current portion)..............     772.6  39.9     772.6  33.8     772.6  30.6
Convertible preferred stock....     564.4  29.1     564.4  24.6     564.4  22.3
Common shareholders' equity....     601.6  31.0     601.6  26.3     601.6  23.8
                                 -------- -----  -------- -----  -------- -----
  Total capitalization.........  $1,938.6 100.0% $2,288.0 100.0% $2,528.0 100.0%
                                 ======== =====  ======== =====  ======== =====
Short-term notes payable
 (including current portion of
 long-term debt)...............  $  365.1        $   18.1        $    0.0
                                 ========        ========        ========

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

   For the Four Months Ended           For the Years Ended August 31,
   -------------------------     ----------------------------------------------------
       December 31, 1999          1999       1998       1997       1996       1995
   -------------------------     ------     ------     ------     ------     ------
            2.94 x               4.06 x     5.50 x     3.51 x     3.28 x     2.70 x

   We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, amortization of debt discounts and issue costs and the representative interest portion of operating leases.

                              DESCRIPTION OF NOTES

General

   The notes will be issued under the Indenture dated as of September 24, 1998, as amended and supplemented, that we entered into with Chase Bank of Texas, National Association, as trustee. Whenever particular defined terms of the Indenture are referred to, those defined terms are incorporated herein by reference.

   The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be represented by a permanent global note registered in the name of The Depository Trust Company or its nominees. Payment of principal and interest will be made in immediately available funds to the registered holder, which will be DTC or its nominee.

   The notes will mature on April 24, 2002. We are not permitted to redeem the notes prior to maturity. We will have the right to issue additional debt securities, including additional notes, under the Indenture at any time, without limit. The notes will be our unsecured and unsubordinated obligations. The notes will not be listed for trading on any exchange.

Interest

   The notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR plus 65 basis points (.65%). The calculation agent will determine the interest rate for the notes. Interest will be computed on the basis of a 360-day year and the actual number of days in the applicable Interest Period (as defined below). Interest is payable quarterly on each January 24, April 24, July 24 and October 24, commencing July 24, 2000, and at maturity. Interest is payable for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date (an "Interest Period"), with the exception that the first Interest Period will commence on and include April 24, 2000. We will pay interest to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day prior to the interest payment date. However, interest that we pay at maturity will be payable to the person to whom the principal will be payable.

   If any interest payment date for the notes, other than at maturity, would otherwise be a day that is not a Business Day (as defined below), the interest payment date will be postponed to the next day that is a Business Day. If the maturity date falls on a day that is not a Business Day, payment of principal and interest will be paid on the next succeeding Business Day with the same force and effect as if made on that date and no interest on the payment will accrue from and after that date.

   The interest rate for each Interest Period will be determined by Bank of America, N.A. as calculation agent in accordance with the following provisions:

   The per annum rate of interest for each Interest Period will be three-month LIBOR as determined on the second Banking Day (as defined below) preceding the relevant Interest Reset Date (as defined below) for the Interest Period (the "Interest Determination Date") plus the applicable spread described above. The Interest Determination Date for the first Interest Period will be April 19, 2000. "LIBOR" for each Interest Period will be determined by the calculation agent in accordance with the following provisions:

  (1) On each Interest Determination Date, the calculation agent will determine LIBOR as the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Interest Determination Date.

  (2) If the rate does not appear on Telerate Page 3750, or if Telerate Page 3750 is unavailable, the calculation agent will request each of four major reference banks in the London interbank market to provide the calculation agent with its offered quotation, expressed as a rate per annum, for three-
     month deposits in U.S. dollars to leading banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date, in a principal amount of not less than $1,000,000, that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations from the major reference banks are provided, LIBOR in respect of the Interest Determination Date will be the arithmetic mean of those quotations.

  (3) If less than two of the major reference banks in the London interbank market provide the calculation agent with the offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1,000,000, that is representative for a single transaction in that market at that time.

  (4) If the major banks in New York City selected by the calculation agent are not quoting as described in clause (3), LIBOR will be LIBOR as determined on the prior Interest Determination Date.

   "Banking Day" means any day, other than a Saturday or Sunday, on which commercial banks are open for business, including dealings in U.S. dollars, in London and that is a Business Day.

   "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business.

   "Interest Reset Date" means, with respect to any Interest Period, the first day of such Interest Period.

   "Telerate Page 3750" means the display designated on the Dow Jones Telerate Service, or any successor service, as page "3750", or any other page as may replace that page on that service, or any successor service, for the purpose of displaying the LIBOR Index on a daily basis.

   All percentages resulting from any calculation on the notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655)), and dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent rounded upward.

   We have agreed that, so long as any of the notes remain outstanding, we will maintain under appointment a calculation agent to calculate the rate of interest payable on the notes. The calculation agent's calculation of the rate of interest payable on the notes will be conclusive and binding on us and the holders of the notes, absent manifest error. If the calculation agent is unable or unwilling to continue to act as calculation agent, or if the calculation agent fails to establish the applicable rate of interest for any Interest Period, or if we remove the calculation agent, we will appoint another bank to act as the calculation agent. The calculation agent, however, cannot resign or be removed until acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into between us and the successor calculation agent.

Book-Entry Only--The Depository Trust Company

   DTC will act as the initial securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of notes, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participant's accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly as an indirect participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes (the purchaser, or the person to whom that purchaser conveys his or her ownership interest, a "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except if use of the book-entry system for the notes is discontinued or we determine that beneficial owners may exchange their ownership interests for certificates or there shall have occurred an event of default under the Indenture.

   DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   We will send redemption notices to DTC. If less than all of the notes are being redeemed, DTC will reduce the amount of the interest of each direct participant in the notes in accordance with its procedures.

   Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Payments on the notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of those payments to direct participants is the responsibility of DTC and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

   DTC may discontinue providing its services as security depositary with respect to the notes at any time by giving us reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, certificates representing the notes will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement dated April 18, 2000, among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased.

                                                                    Principal
                                                                    Amount of
      Underwriter                                                     Notes
      -----------                                                  ------------
      Banc of America Securities LLC.............................. $168,000,000
      Banc One Capital Markets, Inc...............................   24,000,000
      Chase Securities Inc........................................   24,000,000
      Salomon Smith Barney Inc....................................   24,000,000
                                                                   ------------
          Total................................................... $240,000,000
                                                                   ============

   The underwriters have advised us that they propose initially to offer the notes to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. We will compensate the underwriters by selling the notes to them at a price that is less than the price set forth on the cover page of this prospectus supplement by the amount of the "discount" equal to 0.30% of the principal amount. The underwriters may sell notes to some dealers at a price less a concession not in excess of 0.20% of the principal amount. The underwriters may allow, and those dealers may reallow, a concession not in excess of 0.16% of the principal amount.

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities, the performance of our company as well as other factors not listed here.

   The underwriters, as well as dealers and agents, may purchase and sell notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters or agents sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

   We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding two paragraphs may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

   We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make with respect to, certain liabilities, including liabilities under the Securities Act of 1933.

   Each of the underwriters and certain of their affiliates have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and our affiliates. In addition, Chase Bank of Texas, National Association, the trustee for the notes, is an affiliate of Chase Securities Inc.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of August 31, 1999 and 1998, and for each of the years in the three-year period ended August 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Various legal matters, including the validity of the notes, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Various legal matters relating to the offering will be passed on for the underwriters by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                  $540,000,000

                                  ONEOK, Inc.

                                Debt Securities

                               ----------------

   We may offer from time to time unsecured Debt Securities, which may be senior notes or debentures or other unsecured evidences of indebtedness in one or more series. The aggregate initial offering price of the Debt Securities that are offered will not exceed $540,000,000. We will offer the Debt Securities in an amount and on terms to be determined by market conditions at the time of the offering.

   We will provide specific terms of the particular Debt Securities being offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell Debt Securities unless accompanied by a prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this Prospectus is April 19, 2000.

                               TABLE OF CONTENTS

About this Prospectus.......................................................   2
Where You Can Find More Information.........................................   2
Forward-looking Information.................................................   3
About ONEOK.................................................................   4
Use of Proceeds.............................................................   4
Ratio of Earnings to Fixed Charges..........................................   5
Description of Debt Securities..............................................   5
Plan of Distribution........................................................  13
Legal Matters...............................................................  14
Experts.....................................................................  14

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that ONEOK ("we" or "ONEOK") filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the Debt Securities described in this prospectus in one or more offerings with a total initial offering price of up to $540,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we offer Debt Securities, we will provide you a prospectus supplement and any pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with this registration statement or our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Debt Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Debt Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Web site.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Debt Securities. The documents we incorporate by reference are:

  . our annual report on Form 10-K for the year ended August 31, 1999;

  . our reports on Form 10-Q for the quarterly period ended November 30, 1999 and the transition period ended December 31, 1999; and

  . our current reports on Form 8-K dated October 14, 1999, October 21, 1999,
    November 8, 1999, December 15, 1999, January 7, 2000, January 24, 2000, January 27, 2000, February 1, 2000, February 9, 2000, February 22, 2000, March 21, 2000, March 28, 2000, April 4, 2000 and April 6, 2000.

   You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                                  ONEOK, Inc.
                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                       Attention: Chief Financial Officer
                           Telephone: (918) 588-7000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Debt Securities if it is accompanied by a prospectus supplement. We are only offering these Debt Securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          FORWARD-LOOKING INFORMATION

   Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

   Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," "projection" or "goal."

   You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

  . the effects of weather and other natural phenomena on sales and prices;

  . increased competition from other energy suppliers as well as alternative forms of energy;

  . the capital intensive nature of our business;

  . further deregulation, or "unbundling," of the natural gas business;

  . competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or "unbundling," of the natural gas business;

  . the profitability of assets or businesses acquired by us;

  . risks of hedging and marketing activities as a result of changes in energy prices;

  . economic climate and growth in the geographic areas in which we do business;

  . the uncertainty of gas and oil reserve estimates;

  . the timing and extent of changes in commodity prices for natural gas, electricity, crude oil and liquified petroleum gas;

  . the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

  . the results of litigation relating to our previously proposed acquisition of Southwest Gas Corporation or to the termination of our merger agreement with Southwest Gas; and

  . the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

   Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking statements.

                                  ABOUT ONEOK

   ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, compress, transport and store natural gas for distribution to consumers. We transport gas for others and lease pipeline capacity to others for use in transporting gas. We drill for and produce gas and oil, and extract and sell natural gas liquids. We also engage in the natural gas marketing business and, to a limited extent, wholesale marketing of electricity. As a regulated natural gas utility, we distribute natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Debt Securities offered by this prospectus for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

For the Four Months Ended             For the Years Ended August 31,
-------------------------      -----------------------------------------------------------------
    December 31, 1999          1999          1998          1997          1996          1995
-------------------------      -----         -----         -----         -----         -----
          2.94x                4.06x         5.50x         3.51x         3.28x         2.70x

   We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, amortization of debt discounts and issue costs and the representative interest portion of operating leases.

                         DESCRIPTION OF DEBT SECURITIES

   The following description states the general terms and provisions of our unsecured Debt Securities. In this prospectus, "Debt Securities" means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with Chase Bank of Texas, National Association, as Trustee, on September 24, 1998. Each prospectus supplement that we provide when we offer Debt Securities will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

   We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to this registration statement. You should read the form of Indenture for additional information before you buy any Debt Securities. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the Debt Securities. This summary also is subject to and qualified by reference to the description of the particular terms of the Debt Securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

   The Debt Securities will be our unsecured obligations and will rank equally with any of our other senior, unsecured debt. Debt Securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of Debt Securities. A prospectus supplement will describe these terms and will include, among other things, the following:

  . the title of the Debt Securities of the particular series;

  . the total principal amount of those Debt Securities and the percentage of their principal amount at which we will issue those Debt Securities;

  . the date or dates on which the principal of those Debt Securities will be payable;

  . the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  . the place or places where payments on those Debt Securities will be made, where holders may surrender their Debt Securities for transfer or exchange and where to serve notices or demands;

  . any provisions for optional redemption or early repayment;

  . any provisions that would obligate us to redeem, purchase or repay those Debt Securities;

  . whether payments on the Debt Securities of the particular series will be payable by reference to any index, formula or other method;

  . any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

  . the portion of the principal amount of those Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  . any additional means of defeasance of all or any portion of those Debt
    Securities, any additional conditions or limitations to defeasance of those Debt Securities or any changes to those conditions or limitations;

  . any provisions granting special rights to holders of the Debt Securities of the particular series upon the occurrence of events identified in the prospectus supplement;

  . if other than the trustee, the designation of any paying agent or security registrar for those Debt Securities; and the designation of any transfer or other agents or depositories for those Debt Securities;

  . whether we will issue the Debt Securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

  . the denominations in which we will issue the Debt Securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

  . whether and in what circumstances any additional amounts may be payable on those Debt Securities to foreign holders; and

  . any other terms or conditions that are consistent with the Indenture.

   We may sell the Debt Securities at a discount (which may be substantial) below their stated principal amount. These discounted Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

   We have agreed to two principal restrictions on our activities for the benefit of holders of the Debt Securities. The restrictive covenants summarized below will apply to a series of Debt Securities (unless waived or amended) as long as any of those Debt Securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under "--Glossary." In this description of the covenants only, all references to "us" or "we" mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

   Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of any Debt Securities in the event we participate in a highly leveraged transaction. The Indenture and the Debt Securities also do not contain provisions that give holders of the Debt Securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

   For these purposes, "debt" includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

 Limitation on Liens

   We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the Debt Securities equally and ratably with or prior to the debt secured by that Lien. If we secure the Debt Securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the Debt Securities. This covenant has exceptions that permit:

  . Liens that existed on September 29, 1998, the date we first issued a series of Debt Securities;

  . Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

  . Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

  . Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

    . securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

    . securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

  . Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

  . Liens securing industrial development, pollution control or other revenue bonds of a government entity;

  . Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

  . statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

  . Liens (other than Liens imposed by the Employee Retirement Income
    Security Act of 1974) on our property incurred or required in connection with workmen's compensation, unemployment insurance and other social security legislation;

  . Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

  . rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

  . rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

  . Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

  . easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

  . any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

    . the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

    . the new Lien is limited to the property (plus any improvements) secured by the original Lien.

   In addition, without securing the Debt Securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a "basket" equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under "--Limitation on Sale/Leaseback Transactions."

 Limitation on Sale/Leaseback Transactions

   We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

  . we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

  . the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the "basket" described above under "-- Limitation on Liens";

  . the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

  . within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any Debt Securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any Debt Securities issued under the Indenture).

 Glossary

   "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of Debt Securities originally sold at a discount) borne by the Debt Securities then outstanding under the Indenture, compounded annually.

   "Consolidated Net Tangible Assets" means (1) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

   "Funded Indebtedness" as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person's option beyond, 12 months from the date of determination.

   "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or
(4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

   "Non-Recourse Indebtedness" means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Principal Property" means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

   "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

   The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

  . immediately after giving effect to the transaction, no default or event of default would have occurred and be continuing or would result from the transaction;

  . we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the Debt Securities and the performance of our covenants and obligations under the Indenture and those Debt Securities; and

  . we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

   If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the Debt Securities (so long as those Debt Securities are entitled to the protection of the "Limitation on Liens" covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

   Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of Debt Securities:

  . our failure to pay interest on that series of Debt Securities for 30 days after it becomes due and payable;

  . our failure to pay principal of or any premium on that series of Debt
    Securities when due;

  . our failure to comply with any of our covenants or agreements for that series of Debt Securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of Debt Securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected by that failure provide written notice to us;

  . the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the Debt Securities of that series, we do not cure the default, or the default under the agreement has not been waived;

  . various events involving our bankruptcy, insolvency or reorganization; or

  . any other event of default provided for that series of Debt Securities.

   A default under one series of Debt Securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of Debt Securities of any default or event of default (except in any payment on that series of Debt Securities) if the trustee considers it in the interest of the holders of that series of Debt Securities to do so.

   If an event of default for any series of Debt Securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default (or, in some cases, 25% in principal amount of all Debt Securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those Debt Securities. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the default (or of all Debt Securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

   If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

   The holders of a majority in principal amount of Debt Securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the Debt Securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

   In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities affected, voting as one class) may direct the time, method and place of:

  . conducting any proceeding for any remedy available to the trustee; and

  . exercising any trust or power conferred on the trustee.

   The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

   We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each Debt Security affected, however, no modification may:

  . reduce the principal of the Debt Security or change its stated maturity;

  . reduce the rate of or change the time for payment of interest on the Debt
    Security;

  . reduce any premium payable on the redemption of the Debt Security or change the time at which the Debt Security may or must be redeemed;

  . change any obligation to pay additional amounts on the Debt Security;

  . impair the holder's right to institute suit for the enforcement of any payment on the Debt Security;

  . impair the holder's right to convert or exchange any Debt Security;

  . reduce the percentage of principal amount of Debt Securities whose holders must consent to an amendment to or supplement of the Indenture;

  . reduce the percentage of principal amount of Debt Securities necessary to waive compliance with some of the provisions of the Indenture; or

  . modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

   We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debt Securities in various circumstances, including:

  . to provide for the assumption of our obligations under the Indenture and the Debt Securities by a successor;

  . to add covenants that would benefit the holders of any Debt Securities or to surrender any of our rights or powers;

  . to provide for the issuance of additional securities, including Debt
    Securities of a particular series, under the Indenture

  . to add events of default;

  . to provide any security for or guarantees of any series of Debt
    Securities;

  . to provide for the form or terms of any series of Debt Securities;

  . to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

  . to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding Debt Securities of any series;

  . to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of Debt Securities that does not adversely affect the interests of the holders of outstanding Debt Securities of any series; or

  . to make any change that does not affect the rights of any holder.

   The holders of a majority in principal amount of the outstanding Debt Securities may waive our obligations to comply with various covenants, including those relating to:

  . our obligation to secure the Debt Securities in the event of mergers, consolidations and sales of assets;

  . corporate existence; and

  . the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

   When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the Debt Securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

  . "legal defeasance," which means that we will be discharged from our obligations with respect to the Debt Securities of that series; or

  . "covenant defeasance," which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the Debt Securities, and the related events of default will no longer apply to us.

   If we defease a series of Debt Securities, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary Debt Securities, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

   Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Governing Law

   New York law governs the Indenture and the Debt Securities.

Trustee

   The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

   We will issue the Debt Securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debt Securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

   Holders may exchange Debt Securities of any series for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

   We have appointed the trustee as security registrar for the Debt Securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

   In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any Debt Security either:

  . during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

  . if we have called the Debt Security for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

   Unless we inform you otherwise in a prospectus supplement, payments on the Debt Securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, for global Debt Securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the Debt Security is registered at the close of business on the record date for the interest payment.

   Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on Debt Securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

   Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the Debt Securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

   We may issue the Debt Securities of a series in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global Debt Securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global Debt Security.

                              PLAN OF DISTRIBUTION

   We may sell the Debt Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

   The applicable prospectus supplement will identify any agents or underwriters and describe their compensation, including underwriting discount. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered Debt Securities may be listed.

   The distribution of Debt Securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

Agents and Direct Sales

   If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Debt Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  . commercial and savings banks;

  . insurance companies;

  . pension funds;

  . investment companies; and

  . educational and charitable institutions.

   The institutional purchaser's obligations under a contract will be subject only to the condition that the purchase of the offered Debt Securities at the time delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

General Information

   Underwriters, dealers and agents participating in a sale of Debt Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

   Unless we indicate differently in a prospectus supplement, we will not list the Debt Securities on any securities exchange. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

   Agents and underwriters and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the Debt Securities will be passed upon for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of August 31, 1999 and 1998, and for each of the years in the three-year period ended August 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                  $240,000,000


                                  ONEOK, INC.

                     Floating Rate Notes Due April 24, 2002
                               ----------------

                             PROSPECTUS SUPPLEMENT

                                 April 19, 2000

                               ----------------
                         Banc of America Securities LLC

                         Banc One Capital Markets, Inc.

                             Chase Securities Inc.

                           Salomon Smith Barney Inc.
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